Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-169666-01) of CenterPoint Energy Resources Corp. of our report dated February 27, 2013, with respect to the consolidated financial statements of Enogex LLC, included in this Current Report on Form 8-K of CenterPoint Energy Resources Corp. dated July 17, 2013.

/s/ Ernst & Young LLP
Ernst & Young LLP

Oklahoma City, Oklahoma

July 17, 2013